Resources Connection, Inc. Reports First Quarter Results for Fiscal 2012

- Revenues increase 11.6% quarter-over-quarter

- First quarter GAAP earnings of $2.6 million or $0.06 per diluted share

- Company buys back 1,461,000 shares, increases dividend and returns over $18 million in capital to shareholders during first quarter

- First quarter adjusted EBITDA improves quarter-over-quarter to $11.5 million

IRVINE, Calif., Oct. 4, 2011 /PRNewswire/ -- Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals ("Resources") – accomplished professionals in accounting, finance, information management, corporate advisory, strategic communications and restructuring, human capital, supply chain management, risk management and internal audit and legal services, today announced financial results for its fiscal first quarter ended August 27, 2011.

Total revenue for the first quarter of fiscal 2012 was $138.0 million, up 11.6% from last year's first quarter revenue of $123.7 million and down 5.3% on a sequential quarter basis as anticipated due to the summer holiday season. Revenues in the U.S. were up 5.0% quarter-over-quarter and down 3.5% sequentially, while international revenues increased 34.0% quarter-over-quarter and were down 9.6% sequentially (up 19.9% quarter-over-quarter and down 10.3% sequentially on a constant dollar basis).

Gross margin was 37.8% in the first quarter of fiscal 2012, down 30 basis points from the fourth quarter of fiscal 2011. Selling, general and administrative expenses for the first quarter of fiscal 2012 were $42.6 million, down $1.1 million from $43.7 million in the fourth quarter of fiscal 2011.

Cash flow from operations and adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock based compensation and contingent consideration adjustments) were $1.6 million and $11.5 million (8.3% of revenue), respectively, for the first quarter of fiscal 2012.

"We are pleased to see our revenues grow more than $14.0 million over the comparable period a year ago, giving us six consecutive periods of quarter-over-quarter revenue growth," said Tony Cherbak, chief operating officer. "All of our geographies contributed to our first quarter growth."

The Company's pre-tax income for the first quarter ended August 27, 2011 was $6.9 million. The Company's net income for the first quarter was $2.6 million, or $0.06 per diluted share. This compares with net income for the first quarter ended August 28, 2010 of $1.2 million, or $0.03 per diluted share (the $0.03 per diluted share included $0.01 per diluted share of non-cash charges related to an increase in the estimated fair value of contingent consideration).

During the first quarter of fiscal 2012, the Company purchased 1,461,000 shares of common stock for $16.6 million. On September 22, 2011, the Company paid $2.2 million to shareholders, representing the increased quarterly dividend of $0.05 per share.

"Our talented employees continue to help our clients execute strategies to improve efficiencies," said Don Murray, chief executive officer of Resources. "I am pleased to report we returned over $18 million in capital to our shareholders this quarter. We remain focused on improving our operating margins while positioning ourselves for future growth."

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, information management, corporate advisory, strategic communications and restructuring, human capital, supply chain management, risk management and internal audit and legal services.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,000 professionals, annually serving over 1,900 clients around the world from 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, October 4, 2011. This conference call will be available for listening via a webcast on the Company's website: http://www.resourcesglobal.com.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "remain," "should" or "will" or the negative of these terms or other comparable terminology. In this press release, such statements include our plans to focus on improving our operating margins and positioning ourselves for future growth. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC. STATEMENT OF OPERATIONS (in thousands, except per share amounts)

	Quarter Ended

	August 27, 2011	August 28, 2010

	(unaudited)

Revenue	$138,007	$123,708
Direct costs of services	85,835	74,423
Gross profit	52,172	49,285
Selling, general and administrative expenses (1)	42,609	40,875
Contingent consideration adjustment (2)	-	1,287
Operating income before amortization and depreciation (1), (2)	9,563	7,123
Amortization of intangible assets	1,208	1,290
Depreciation expense	1,549	1,845
Operating income (1), (2)	6,806	3,988
Interest income	(88)	(128)
Income before provision for income taxes (1), (2)	6,894	4,116
Provision for income taxes (3)	4,298	2,886
Net income (1), (2), (3)	$2,596	$1,230
Basic net income per share	$0.06	$0.03
Diluted net income per share	$0.06	$0.03
Basic shares	45,173	46,263
Diluted shares	45,224	46,411

EXPLANATORY NOTES

  Selling, general and administrative expenses ("SG&A") include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.9 million and $2.7 million for the three months ended August 27, 2011 and August 28, 2010, respectively.
  There was no contingent consideration adjustment for the three months ended August 27, 2011 as there was no change in the estimated fair value of the contingent liability during that period associated with the November 2009 acquisition of the Sitrick Brincko Group.  The contingent consideration adjustment for the three months ended August 28, 2010, was a charge of approximately $1.3 million in recognition of the change in the fair value of the contingent consideration liability associated with the November 2009 acquisition of the Sitrick Brincko Group.  That adjustment increased the anticipated contingent consideration payable in November 2013, attributable to a change in the risk-free interest rate used in determining the appropriate discount factor for time value of money purposes.   As required by accounting rules under generally accepted accounting principles ("GAAP") for acquisitions that include earn-out provisions, the Company periodically assesses the likely fair value to be paid at the earn-out date.  The Sitrick Brincko Group earn-out is based upon an annual assessment of actual EBITDA of the Sitrick Brincko Group and a periodic updated assessment of various probability weighted projected EBITDA scenarios.  Until the earn-out payment is certain at the end of the earn-out period, this periodic adjustment is a non-cash change in the results of operations and can materially impact operating results.  An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. The Company estimated the current fair value of the contingent consideration to be $33.5 million as of August 27, 2011.
  The Company's effective tax rate was 62.3% and 70.1% for the three months ended August 27, 2011 and August 28, 2010, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate.

RESOURCES CONNECTION, INC. Reconciliation of Net Income to Adjusted EBITDA (in thousands, except Adjusted EBITDA Margin)

	Quarter Ended

	August 27, 2011	August 28, 2010

	(unaudited)

Net income	$ 2,596	$ 1,230
Adjustments:
Amortization of intangible assets	1,208	1,290
Depreciation expense	1,549	1,845
Interest income	(88)	(128)
Provision for income taxes	4,298	2,886
EBITDA	9,563	7,123
Stock-based compensation expense	1,932	2,680
Contingent consideration adjustment	-	1,287
Adjusted EBITDA	$11,495	$11,090
Revenue	$138,007	$123,708
Adjusted EBITDA Margin	8.3%	9.0%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance, with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income before amortization of intangible assets, depreciation expense, interest income, income taxes, stock-based compensation expense and contingent consideration expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET INFORMATION (in thousands)

	August 27, 2011	May 28, 2011
	(unaudited)
Cash, cash equivalents and short-term investments	$ 129,817	$144,873
Accounts receivable, less allowances	$ 85,628	$ 87,162
Total assets	$456,890	$476,397
Current liabilities	$ 58,855	$ 67,199
Total stockholders' equity	$361,442	$372,726

CONTACT: Media, Michael Sitrick, +-1-310-788-2850, mike_sitrick@sitrick.com, or Analysts, Nate Franke, Chief Financial Officer, +1-714-430-6500, nate.franke@resources-us.com, both for Resources Connection, Inc.